EXHIBIT NO. 10: ALCAN INC. PENSION PLAN FOR OFFICERS

ALCAN INC.

ALCAN PENSION PLAN

FOR OFFICERS

Approved on 7 January 2003

with effect from 1 January 2003

ARTICLE I: INTRODUCTION

1.01    This document sets out the terms of the Alcan Pension Plan for Officers (Plan).

1.02    The Plan provides a pension based on your earnings in excess of the cap on earnings set under your home country pension plan (HCPP).

1.03    The effective date of the Plan is 1 January 2003.

ARTICLE II: ELIGIBILITY

2.01     You participate in the Plan if you are an officer of Alcan Inc. and the Personnel Committee of the Board of Alcan Inc. (PCOB) designates you a participant.

2.02     Your participation in the Plan begins on the first day of the month and year determined by the PCOB and ends on the last day of the month and year determined by the PCOB or if occurring before, on the last day of the month following either your death, retirement or termination of employment.

ARTICLE III: PENSION CALCULATION

3.01     The pension formula set out below is the basis on which your pension payable under the Plan is calculated. It takes into account the following three elements:

  your pensionable earnings which are your basic salary plus guideline Executive Performance Award (EPA) subject to a maximum fixed from time to time by the PCOB;

  your highest average earnings (HAE) which is the annual average of your 60 highest consecutive months of pensionable earnings as defined above in excess of your highest average earnings for the purpose of your HCPP. Your HAE is determined as of the date that your participation in the Plan ends in accordance with section 2.02;

  your years (including fractional years) of participation in the Plan;

3.02     The pension formula is the following:

3% x HAE x years of participation up to 10

plus

2% x HAE x years of participation between 10 and 20

equals

your annual pension (max. 50% of HAE).

3.03    Your annual pension calculated in accordance with the pension formula in section 3.02 is reduced by 10% for each year that your years of service with the Alcan group of companies is less than ten at your retirement, termination or death.

The PCOB may, in its sole discretion, waive in whole or in part the reduction contemplated by this section.

ARTICLE IV: PENSION PAYMENT

4.01     If you retire or terminate employment on or after age 60 and with ten years or more of service with the Alcan group of companies, your annual pension is calculated according to the provisions of Article III and is payable from the first day of the month next following in equal monthly installments during your lifetime with the last payment due on the first day of the month of your death.

4.02     If you retire or terminate employment before age 60 or with less than ten years of service with the Alcan group of companies, your annual pension is calculated according to the provisions of Article III and is payable from the first day of the month next following your attainment of age 65 in equal monthly installments during your lifetime with the last payment due on the first day of the month of your death.

At your request, payment of your pension shall be made to begin on the same date as your HCPP pension in which case the amount of the monthly payments shall be adjusted based on an actuarially determined equivalent stream of payments.

4.03     If you die before payment of your pension begins, the actuarial value of your pension entitlement shall be paid to the beneficiary designated by you for the purpose of the Plan or where there is no such beneficiary, to your beneficiary designated under your HCPP or where there is no such beneficiary, to the legal representative of your estate.

4.04      At your request, payment of your pension shall be made to correspond to one of the optional forms elected by you for payment of your HCPP pension in which case the amount of the monthly payments shall be adjusted based on an actuarially determined equivalent stream of payments.

4.05      Your pension under the Plan shall be calculated and paid in United States dollars and at your request shall be paid in the currency of your HCPP converted at the rate of exchange prevailing at determination of the pension.

4.06      Any request made by you pursuant to either section 4.02, 4.04 or 4.05 shall be irrevocable.

ARTICLE V: OTHER PROVISIONS

5.01     The Plan may be amended or terminated at any time by the PCOB provided that such amendment or termination shall not reduce any rights which you have acquired prior to the amendment or termination date. Your acquired rights shall be determined on the basis of your years of participation and your earnings at that date.

5.02      Unless otherwise determined by the PCOB, the Plan shall remain an unfunded obligation of Alcan Inc. or of any Alcan Group Company and all pensions payable under the Plan represent merely unfunded, unsecured promises of Alcan Inc. or any Alcan Group Company to pay or cause to be paid a sum of money in the future. No funds will be contributed by any person to a third party or otherwise set aside to secure pensions under the Plan.

5.03      The administration of the Plan shall be managed jointly by Alcan's Human Resources (Executive Compensation) Department and Alcan Adminco (2000) Inc. Any question arising in the administration of the Plan or the construction of any term of the Plan shall be resolved by the PCOB, in its sole discretion.

5.04      The administrators of the Plan shall keep accurate and detailed records of participation in the Plan and upon request shall provide to a participant a statement of benefits.

5.05      Nothing in the Plan shall be deemed to give a participant the right to be retained in the service of any Alcan group company or to interfere with the rights of any Alcan group company to terminate a participant's employment at any time.

5.06      Unless otherwise determined by the PCOB, all pensions payable under the Plan shall not be subject to any periodic or ad hoc increases according to an index.

5.07      The Plan shall be governed by the laws of the Province of Quebec and the laws of Canada. If any part of the Plan is determined to be void or unenforceable, the validity and enforceability of remaining parts of the Plan shall not be affected as a consequence.

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